Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LIBERTY MEDIA ACQUISITION CORPORATION

LIBERTY MEDIA ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

(1)          The name of the Corporation is Liberty Media Acquisition Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 6, 2020, and the name under which the Corporation was originally incorporated was LMAC, Inc.

(2)          This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and stockholder approval of the adoption of this Restated Certificate of Incorporation was effected by consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

(3)          This Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

(4)          Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the text of the Certificate of Incorporation of the Corporation is hereby restated and amended in its entirety to read as follows:

Article I

NAME

The name of the corporation is Liberty Media Acquisition Corporation (the “Corporation”).

Article II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is the Corporation Service Company.

Article III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same may be amended from time to time, the “DGCL”). In furtherance and not in limitation of the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

Article IV

AUTHORIZED STOCK

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation shall have authority to issue is 9,250,000,000, of which (a) 9,200,000,000 shares shall be common stock, including (i) 3,000,000,000 shares of Series A common stock (the “Series A Common Stock”), (ii) 1,000,000,000 shares of Series B common stock (the “Series B Common Stock”), (iii) 5,000,000,000 shares of Series C common stock (the “Series C Common Stock”), and (iv) 200,000,000 shares of Series F common stock (the “Series F Common Stock” together with the Series A Common Stock, the Series B Common Stock and the Series C Common Stock, the “Common Stock”) and (b) 50,000,000 shares shall be preferred stock (the “Preferred Stock”).

The description of the Common Stock and the Preferred Stock, and the powers, designations, preferences, and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, or the method of fixing and establishing the same, are as hereinafter set forth in this Article IV.

Section A

CERTAIN DEFINITIONS AND INTERPRETATIONS

Unless the context otherwise requires, the terms defined below will have, for all purposes of this Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), the meanings herein specified:

“Agreement in Principle Event” means the Corporation having executed a letter of intent, agreement in principle or definitive agreement for the initial Business Combination within 24 months from the closing of the Offering but having not consummated the initial Business Combination within such 24-month period.

“Amendment Time” shall have the meaning set forth in Article XI, Section 3(a).

“Board of Directors” or “Board” means the Board of Directors of the Corporation and, unless the context indicates otherwise, also means, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

“Business Combination” shall have the meaning set forth in Article III.

“Capital Stock” means any and all shares of capital stock of the Corporation.

“Common Stock” shall have the meaning set forth in Article IV.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms “Controls”, “Controlled” and “Controlling” will have corresponding meanings.

“Convertible Securities” means (x) any securities of the Corporation (other than any series of Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (y) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

“Corporation” shall have the meaning set forth in Article I.

“Court of Chancery” shall have the meaning set forth in Article XII, Section A.1.

“DGCL” shall have the meaning set forth in Article III.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Action” shall have the meaning set forth in Article XII, Section A.4.

“FSC Enforcement Action” shall have the meaning set forth in Article XII, Section A.4.

“indemnitee” shall have the meaning set forth in Article V, Section E.2.

“Liberty Media” means Liberty Media Corporation, including any successor thereto by operation of law or otherwise.

“LMC Stockholders” means Liberty Media and its Wholly Owned Subsidiaries (other than the Corporation and its Subsidiaries); provided, that following a Qualified Transfer, the term “LMC Stockholders” will be deemed to refer to the Qualified Transferee and its Wholly Owned Subsidiaries.

“Offering” shall have the meaning set forth in Article X, Section 1(b).

“Offering Shares” shall have the meaning set forth in Article X, Section 1(b).

“Other Entity” shall have the meaning set forth in Article XI, Section 1(a).

“Person” means any natural person, corporation, limited liability company, general or limited partnership, joint venture, trust, estate, proprietorship, unincorporated association, organization or other entity.

“Potential Business Opportunity” shall have the meaning set forth in Article XI, Section 2.

“Preferred Stock” shall have the meaning set forth in Article IV.

“Preferred Stock Designation” shall have the meaning set forth in Article IV, Section C.

“Preferred Stock Directors” shall have the meaning set forth in Article V, Section B.

“proceeding” shall have the meaning set forth in Article V, Section E.2.

“Proxy Solicitation Rules” shall have the meaning set forth in Article X, Section 2(b).

“Public Stockholders” shall have the meaning set forth in Article X, Section 1(b).

“Qualified Transfer” means, following the initial Business Combination, the transfer, sale, assignment or other disposition by the LMC Stockholders of all or substantially all of the shares of Series B Common Stock beneficially owned by them in any spinoff, splitoff or other transaction in which the equity interests of an LMC Stockholder holding, directly or indirectly, all or substantially all of the shares of Series B Common Stock beneficially owned by the LMC Stockholders are distributed to or acquired by (whether by redemption, dividend, share distribution, merger or otherwise) holders of one or more classes or series of common stock of Liberty Media on a pro rata basis with respect to each such class or series, or such equity interests are available to be acquired by the holders of one or more classes or series of Liberty Media’s common stock (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to such holders) on a pro rata basis with respect to each such class or series, whether voluntary or involuntary.

“Qualified Transferee” means the LMC Stockholder whose equity interests are distributed or acquired in a Qualified Transfer.

“Redemption Limitation” shall have the meaning set forth in Article X, Section 2(a).

“Redemption Price” shall have the meaning set forth in Article X, Section 2(a).

“Redemption Rights” shall have the meaning set forth in Article X, Section 2(a).

“Registration Statement” shall have the meaning set forth in Article X, Section 1(b).

“Related Companies” means Liberty Media, Qurate Retail, Inc., Liberty Broadband Corporation, and Liberty TripAdvisor Holdings, Inc., and each of their respective Subsidiaries and any other entity with an executive management team that may from time to time include one or more members of the Corporation’s management team (other than the Corporation and its Subsidiaries).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Common Stock” shall have the meaning set forth in Article IV.

“Series A Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series A Common Stock.

“Series B Common Stock” shall have the meaning set forth in Article IV.

“Series B Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series B Common Stock.

“Series C Common Stock” shall have the meaning set forth in Article IV.

“Series C Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series C Common Stock.

“Series F Common Stock” shall have the meaning set forth in Article IV.

“Series F Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series F Common Stock.

“Share Distribution” shall have the meaning set forth in Article IV, Section B.3.

“Subsidiary” when used with respect to any Person, means any other Person of which (x) in the case of a corporation, (A) at least 50% of the equity or (B) securities representing at least 50% of the outstanding voting power of such other Person are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns at least 50% of the equity interests thereof or (B) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has Control over such organization or entity.

“Tender Offer Rules” shall have the meaning set forth in Article X, Section 2(b).

“Trigger Event” means the date following the consummation of the initial Business Combination on which the LMC Stockholders cease to beneficially own in the aggregate at least 50% of the voting power of all shares of Voting Securities issued and outstanding. For the purposes of this Restated Certificate, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

“Trust Account” shall have the meaning set forth in Article X, Section 1(b).

“Underlying Securities” means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

“Voting Securities” means the Series A Common Stock, the Series B Common Stock, the Series F Common Stock and any series of Preferred Stock which by the terms of this Restated Certificate or its Preferred Stock Designation is designated as a Voting Security; provided that, except as otherwise required by the laws of the State of Delaware, each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in this Restated Certificate or the applicable Preferred Stock Designation.

“Wholly Owned Subsidiary” means, as to any Person, a Subsidiary of such Person, 100% of the equity and voting interest in which is beneficially owned or owned of record, directly and/or indirectly, by such Person.

Section B

SERIES A COMMON STOCK, SERIES B COMMON STOCK,
SERIES C COMMON STOCK, AND SERIES F COMMON STOCK

Each share of Common Stock will, except as otherwise provided in this Restated Certificate or as required by applicable law, be identical in all respects and will have equal rights, powers and privileges.

1.            Voting Rights.

(a)            Prior to the consummation of the initial Business Combination, except as otherwise provided for by this Restated Certificate (including as set forth in Article X, Section 8 hereof) or as required by applicable law:

(i)             Holders of Series A Common Stock will be entitled to one vote for each share of such stock held of record.

(ii)            Holders of Series B Common Stock will be entitled to one vote for each share of such stock held of record.

(iii)           Holders of Series F Common Stock will be entitled to one vote for each share of such stock held of record.

(iv)          Holders of Series C Common Stock will not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Delaware. If a vote or consent of the holders of Series C Common Stock should at any time be required by the laws of the State of Delaware on any matter, the holders of Series C Common Stock will be entitled to one-hundredth (1/100) of a vote on such matter for each share of Series C Common Stock held of record.

(b)           Following the consummation of the initial Business Combination, except as otherwise provided for by this Restated Certificate or as required by applicable law:

(i)             Holders of Series A Common Stock will be entitled to one vote for each share of such stock held of record.

(ii)            Holders of Series B Common Stock will be entitled to ten votes for each share of such stock held of record.

(iii)           Holders of Series C Common Stock will not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Delaware. If a vote or consent of the holders of Series C Common Stock should at any time be required by the laws of the State of Delaware on any matter, the holders of Series C Common Stock will be entitled to one-hundredth (1/100) of a vote on such matter for each share of Series C Common Stock held of record.

(c)           Except (i) as may otherwise be required by the laws of the State of Delaware, (ii) as may otherwise be provided in this Restated Certificate (including, without limitation, Article X, Section 8 hereof), or (iii) as may otherwise be provided in any Preferred Stock Designation, the holders of outstanding shares of Series A Common Stock, the holders of outstanding shares of Series B Common Stock, the holders of outstanding shares of Series F Common Stock and the holders of outstanding shares of each series of Preferred Stock that is designated as a Voting Security and is entitled to vote thereon in accordance with the terms of the applicable Preferred Stock Designation, will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, and irrespective of the provisions of Section 242(b)(2) of the DGCL, any proposed amendment to this Restated Certificate (including any amendment to any Preferred Stock Designation) required to be voted on by the stockholders of the Corporation that would (x) increase (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of Capital Stock hereafter established or (y) decrease (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of Capital Stock hereafter established (but, in each case, not below the number of shares of such class or series of Capital Stock, as the case may be, then outstanding)), and, except as otherwise provided in a Preferred Stock Designation with respect to any series of Preferred Stock, no separate class or series vote or consent of the holders of shares of any class or series of Capital Stock will be required for the approval of any such matter, and such stockholders will not be allowed to cumulate their votes.

2.            Conversion Rights.

(a)           Series B Common Stock Conversion Rights. Each share of Series B Common Stock will be convertible, at the option of the holder thereof, into one fully paid and non-assessable share of Series A Common Stock.

(b)           Series F Common Stock Conversion Rights. Each share of Series F Common Stock will be convertible, (i) at the option of the holder thereof and (ii) automatically at the time of the consummation of the initial Business Combination, into one fully paid and non-assessable share of Series B Common Stock.

(c)           General.

(i)           Any voluntary conversion of (A) Series B Common Stock into Series A Common Stock pursuant to Article IV, Section B.2(a) or (B) Series F Common Stock into Series B Common Stock pursuant to Article IV, Section B.2(b)(i) may be effected by any holder of Series B Common Stock or Series F Common Stock, as applicable, by surrendering such holder’s certificate or certificates (if any) for the Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for such Common Stock, or by delivering to the Corporation or its transfer agent an appropriate instrument or instruction if the shares of Common Stock to be converted are uncertificated, in either case, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of such Common Stock and stating the name or names in which such holder desires the shares of Series A Common Stock or Series B Common Stock, as applicable, to be issued and, if the shares of Common Stock to be converted are certificated and less than all of the shares of Common Stock represented by one certificate and convertible pursuant to this Article IV, Section B.2(c)(i) are to be converted, the name or names in which such holder desires the certificate representing such remaining unconverted shares of Common Stock to be issued. If so required by the Corporation or its transfer agent, any certificate representing shares surrendered for conversion, or any appropriate instrument or instruction delivered in the case of uncertificated shares, in accordance with this Article IV, Section B.2(c)(i) will be accompanied by instruments of transfer, in form satisfactory to the Corporation or its transfer agent, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the last sentence of Article IV, Section B.2(c)(ii) of this Restated Certificate, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will, (A) if the applicable shares of Common Stock are certificated, issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates representing the number of shares of applicable Common Stock to which such holder will be entitled as herein provided, and if less than all of the shares of Common Stock represented by any one certificate and convertible pursuant to this Article IV, Section B.2(c)(i) are to be converted, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees a new certificate representing such remaining unconverted shares of Common Stock, or (B) if the applicable shares of Common Stock are uncertificated, issue and deliver to such holder or such holder’s nominee or nominees, a notice of issuance of uncertificated shares or other evidence of shares held in book-entry form. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates (if any), an appropriate instrument or instruction (if applicable), notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the person or persons entitled to receive the Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Common Stock on that date. A number of shares of issuable Common Stock equal to the number of outstanding shares of Common Stock convertible pursuant to this Article IV, Section B.2(c)(i) from time to time will be set aside and reserved for issuance upon conversion of such shares of Common Stock. Shares of Series A Common Stock and shares of Series C Common Stock are not voluntarily convertible into shares of any other series of Common Stock.

(ii)          The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of certificates representing shares of issuable Common Stock on conversion of shares of convertible Common Stock pursuant to Article IV, Sections B.2(a) or B.2(b)(i), as applicable. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of certificates representing any shares of issuable Common Stock in a name other than that in which the shares of Common Stock so converted were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

3.            Dividends.

Whenever a dividend, other than a dividend that constitutes a Share Distribution, is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay to the holders of each other series of Common Stock then outstanding an equal dividend per share. Dividends will be payable only as and when declared by the Board of Directors out of assets of the Corporation legally available therefor. Whenever a Share Distribution is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of each other series of Common Stock then outstanding, as provided in Article IV, Section B.4 below. For purposes of this Article IV, Section B.3 and Article IV, Section B.4 below, a “Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of Capital Stock, Convertible Securities or other securities of the Corporation or any other Person.

4.            Share Distributions.

If at any time a Share Distribution is to be made with respect to any series of Common Stock, such Share Distribution may be declared and paid only as follows:

(a)            a Share Distribution (i) consisting of shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series F Common Stock, on an equal per share basis, or (ii) consisting of (w) shares of Series A Common Stock or Series A Convertible Securities may be declared and paid to holders of Series A Common Stock, on an equal per share basis, (x) shares of Series B Common Stock or Series B Convertible Securities may be declared and paid to holders of Series B Common Stock, on an equal per share basis, (y) shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series C Common Stock, on an equal per share basis, and (z) shares of Series F Common Stock or Series F Convertible Securities may be declared and paid to holders of Series F Common Stock, on an equal per share basis; or

(b)           a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Series A Common Stock, Series B Common Stock, Series C Common Stock or Series F Common Stock (or Series A Convertible Securities, Series B Convertible Securities, Series C Convertible Securities or Series F Convertible Securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series F Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each such series of Common Stock or (iii) a separate class or series of securities to the holders of one or more series of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Common Stock; provided, that, in connection with a Share Distribution pursuant to clause (ii) or clause (iii), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable), with holders of shares of Series B Common Stock and Series F Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion and share distribution, as applicable) among the Series A Common Stock, the Series B Common Stock, the Series C Common Stock and the Series F Common Stock, and (2) in the event the securities to be received by the holders of shares of Common Stock other than the Series B Common Stock and Series F Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each series of Common Stock (other than the Series B Common Stock and Series F Common Stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each series of Common Stock (other than the Series B Common Stock and Series F Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of such series of Common Stock, as compared to the other series of Common Stock (other than the Series B Common Stock and Series F Common Stock).

5.            Reclassification.

The Corporation will not reclassify, subdivide or combine any series of Common Stock then outstanding without reclassifying, subdividing or combining each other series of Common Stock then outstanding, on an equal per share basis. Any such reclassification, subdivision or combination is subject to Article IX of this Restated Certificate.

6.            Liquidation and Dissolution.

In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and the distribution of the Trust Account as provided for under Article X, Section 2(d), and subject to the prior payment in full of the preferential or other amounts to which any series of Preferred Stock are entitled, the holders of shares of Common Stock will share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation will itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section B.6.

7.            Protective Provisions.

(a)            Prior to the consummation of the initial Business Combination, for so long as any shares of Series F Common Stock shall remain outstanding and in addition to any requirements for approval under the laws of the state of Delaware, the Corporation shall not, without the prior affirmative vote or consent of the holders of a majority of the shares of Series F Common Stock then outstanding, voting or consenting as a separate class, amend, alter or repeal any provision of this Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other special rights of the Series B Common Stock, including, without limitation, those provided in Article IV, Section B.7(b) hereof.

(b)           Except with respect to the conversion of shares of Series F Common Stock into Series B Common Stock pursuant to Article IV, Section B.2(b) hereof, so long as any shares of Series B Common Stock or Series F Common Stock are issued and outstanding, the Corporation shall not, without the prior affirmative vote or consent of the holders of a majority of the voting power of shares of Series B Common Stock and Series F Common Stock then outstanding, voting or consenting together as a single class, issue any shares of Series B Common Stock, Series B Convertible Securities, shares of Series F Common Stock or Series F Convertible Securities to any Person who is not either (x) a LMC Stockholder or (y) prior to the issuance in question to such Person, a beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of issued and outstanding shares of Series B Common Stock.

(c)            Any action required or permitted to be taken at any meeting of the holders of Series B Common Stock and/or Series F Common Stock, as applicable, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action to be so taken, shall be signed by the holders of the outstanding shares of Series B Common Stock and/or Series F Common Stock, as applicable, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series B Common Stock and/or Series F Common Stock, as applicable, then outstanding were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL.

Section C

PREFERRED STOCK

The Preferred Stock may be divided and issued in one or more series from time to time, with such powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereof, as will be stated and expressed in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors (a “Preferred Stock Designation”) by action taken by the affirmative vote of not less than 80% of the members of the Board of Directors then in office. The Board of Directors, in the Preferred Stock Designation with respect to a series of Preferred Stock (a copy of which will be filed as required by law), will, without limitation of the foregoing, fix the following with respect to such series of Preferred Stock:

(a)          the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed and filed as required by law (except where otherwise provided in a Preferred Stock Designation);

(b)          the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series will be cumulative, if dividends on stock of such series will be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

(c)          the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

(d)          the right, if any, of the holders of such series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation or of another Person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

(e)          the voting powers, if any, of the holders of such series, including whether such series will be a Voting Security and, if so designated, the terms and conditions on which the holders of such series may vote together with the holders of any other class or series of Capital Stock;

(f)           the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

(g)          any other relative rights, powers, preferences and limitations, if any, of such series.

The Board of Directors is hereby expressly authorized to exercise its authority with respect to fixing, designating and issuing various series of the Preferred Stock and determining the powers, designations, preferences and relative, participating, optional or other rights of such series of Preferred Stock, if any, and the qualifications, restrictions or limitations thereof, if any, to the full extent permitted by applicable law, subject to any stockholder vote that may be required by this Restated Certificate or any Preferred Stock Designation. All shares of any one series of the Preferred Stock will be alike in every particular. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series will have no voting rights except as may be required by the laws of the State of Delaware. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof, consenting or voting as a separate class or series, will be required for any amendment to this Restated Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock or such series, as the case may be, then outstanding).

Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by a Preferred Stock Designation or as part of any other series of Preferred Stock.

Article V

DIRECTORS

Section A

NUMBER OF DIRECTORS

The governing body of the Corporation will be a Board of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors will not be less than three (3) and the exact number of directors will be fixed exclusively by the Board of Directors by resolution from time to time. Election of directors need not be by written ballot.

Section B

CLASSIFICATION OF THE BOARD

Upon the consummation of the initial Business Combination, except as otherwise fixed by or pursuant to the provisions of any Preferred Stock Designation relating to the rights of the holders of any series of Preferred Stock to separately elect any additional directors (the “Preferred Stock Directors”), which Preferred Stock Directors are not required to be classified pursuant to the terms of such series of Preferred Stock, the Board of Directors will be divided into three classes: Class I, Class II and Class III. Each class will consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the total number of members of the Board of Directors (other than any Preferred Stock Directors) authorized as provided in Article V, Section A. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification of the Board of Directors becomes effective pursuant to this Article V, Section B. The term of office of the initial Class I directors will expire at the first annual meeting of stockholders following the initial Business Combination; the term of office of the initial Class II directors will expire at the second annual meeting of stockholders following the initial Business Combination; and the term of office of the initial Class III directors will expire at the third annual meeting of stockholders following the initial Business Combination. At each annual meeting of stockholders of the Corporation the successors of that class of directors whose term expires at that meeting will be elected to hold office in accordance with this Article V, Section B for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

Section C

REMOVAL OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock and except as otherwise provided for by this Restated Certificate (including as set forth in Article X, Section 8 hereof), (i) prior to the consummation of the initial Business Combination, any or all of the directors may be removed from office with or without cause, and (ii) following the consummation of the initial Business Combination, any or all of the directors may be removed from office at any time, but only for cause, and, in each case, only upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class.

Section D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

Subject to the rights of holders of any series of Preferred Stock, (i) prior to the consummation of the initial Business Combination, vacancies on the Board of Directors resulting from death, resignation or removal or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, will be filled only by the holders of a majority of the then outstanding shares of Series F Common Stock, voting or consenting as a separate class, and (ii) following the consummation of the initial Business Combination, vacancies on the Board of Directors resulting from death, resignation or removal or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director (and not by stockholders) and, in all cases, any director so appointed will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director, except as may be provided with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

Section E

LIMITATION ON LIABILITY AND INDEMNIFICATION

1.           Limitation On Liability.

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. Any amendment, alteration or repeal of, or adoption of any provision inconsistent with, this Article V, Section E.1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such amendment, alteration or repeal or adoption.

2.           Indemnification.

(a)           Right to Indemnification. The Corporation will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”) by reason of the fact that such person, or, to the fullest extent permitted by law, a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an “indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Article V, Section E. Notwithstanding this Article V, Section E, the Corporation will be required to indemnify or make advances to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the proceeding (or part thereof) was authorized by the Board of Directors.

(b)          Prepayment of Expenses. The Corporation will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to be indemnified under this Article V, Section E or otherwise.

(c)           Claims. To the fullest extent permitted by law, if a claim for indemnification or payment of expenses under this Article V, Section E is not paid in full (following the final disposition of the proceeding) within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by the laws of the State of Delaware. In any such action, to the fullest extent permitted by law, the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)          Non-Exclusivity of Rights. The rights conferred on any indemnitee by this Article V, Section E will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate, the Bylaws of the Corporation, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e)          Other Indemnification. To the fullest extent permitted by law, the Corporation’s obligation, if any, to indemnify any indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such indemnitee may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity. This Article V, Section E shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

3.           Amendment or Repeal.

Any amendment, alteration or repeal of, or adoption of any provision inconsistent with the foregoing provisions of this Article V, Section E will be prospective only (except to the extent such amendment, alteration or repeal or adoption or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto) and will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal or adoption.

Section F

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors, by action taken by the affirmative vote of not less than 80% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, alter, amend or repeal any provision or all of the Bylaws of the Corporation.

Article VI

TERM

The term of existence of the Corporation shall be perpetual.

Article VII

STOCK NOT ASSESSABLE

The Capital Stock shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of the Corporation. This Restated Certificate shall not be subject to amendment in this respect.

Article VIII

MEETINGS OF STOCKHOLDERS

Section A

ANNUAL AND SPECIAL MEETINGS

Except as otherwise provided in a Preferred Stock Designation with respect to any series of Preferred Stock or unless otherwise prescribed by law or by another provision of this Restated Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, will be called only by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon or (ii) at the request of at least 80% of the members of the Board of Directors then in office.

Section B

ACTION WITHOUT A MEETING

Prior to the Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action taken are signed by the holders of outstanding shares of the relevant series or class(es) of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding entitled to vote thereon were present and voted and delivered to the Corporation in accordance with Section 228 of the DGCL. Subject to the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by consent, and except as provided in Article IV, Section B.7, from and after the Trigger Event, no action required or permitted to be taken by the stockholders of the Corporation at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent, without a meeting, to the taking of any action is specifically denied.

Article IX

ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

Subject to the rights of the holders of Series B Common Stock, Series F Common Stock and any series of Preferred Stock, and except as expressly provided in Article X, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for the Corporation to take any action to authorize:

(i)           the amendment, alteration or repeal of any provision of this Restated Certificate or the addition or insertion of other provisions herein; provided, however, that this clause (i) will not apply to any such amendment, alteration, repeal, addition or insertion (A) as to which the laws of the State of Delaware, as then in effect, do not require the vote or consent of the Corporation’s stockholders, or (B) that at least 80% of the members of the Board of Directors then in office have approved;

(ii)          the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (ii) will not apply to, and no vote of the stockholders of the Corporation will be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Article V, Section F;

(iii)         the merger or consolidation of the Corporation with or into any other corporation (including a merger consummated pursuant to Section 251(h) of the DGCL and notwithstanding the exception to a vote of the stockholders for such a merger set forth therein); provided, however, that this clause (iii) will not apply to any such merger or consolidation (A) which constitutes the Corporation’s initial Business Combination, (B) as to which the laws of the State of Delaware, as then in effect, do not require the vote or consent of the Corporation’s stockholders (other than Section 251(h) of the DGCL), or (C) that at least 80% of the members of the Board of Directors then in office have approved;

(iv)        the sale, lease or exchange of all, or substantially all, of the property or assets of the Corporation; provided, however, that this clause (iv) will not apply to any such sale, lease or exchange that at least 80% of the members of the Board of Directors then in office have approved; or

(v)         the dissolution of the Corporation; provided, however, that this clause (v) will not apply to such dissolution if at least 80%of the members of the Board of Directors then in office have approved such dissolution.

Subject to the foregoing provisions of this Article IX and except as otherwise provided in Article X, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article IX.

Article X

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

1.           General.

(a)           The provisions of this Article X shall apply during the period commencing upon the effectiveness of this Restated Certificate and shall terminate upon the consummation of the Corporation’s initial Business Combination, and no amendment to this Article X shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class (except as otherwise set forth in Article X, Section 8 hereof).

(b)           In connection with the Corporation’s initial public offering of securities (the “Offering”), an amount equal to the gross offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) as described in the Corporation’s registration statement on Form S-1, as initially filed with the SEC on November 19, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the consummation of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering (or 27 months if an Agreement in Principle Event has occurred) and (iii) the redemption of Offering Shares in connection with a vote seeking to amend any provisions of this Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering (or 27 months if an Agreement in Principle Event has occurred) or (B) relating to stockholders’ rights or pre-initial Business Combination activity (as described in Article X, Section 6). Holders of shares of Series A Common Stock included as part of the units sold in the Offering (including as part of an underwriters’ overallotment option) (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Liberty Media Acquisition Sponsor LLC or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

2.           Redemption Rights.

(a)           Prior to the consummation of the initial Business Combination, the Corporation shall provide all Public Stockholders with the opportunity to have their Offering Shares redeemed (which redemption may be in the form of a repurchase by the Corporation), subject to lawfully available funds, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Article X, Sections 2(b), 2(c) and 6 (such rights of such holders to have their Offering Shares redeemed pursuant to such sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Article X, Section 2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not have the power to redeem Offering Shares to the extent that such redemption would result in the Corporation having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (or any successor rule)) of less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b)          If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Article X, Section 2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under the Proxy Solicitation Rules, even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Article X, Section 2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Article X, Section 2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (net of taxes payable), by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (net of taxes payable), by (b) the total number of then outstanding Offering Shares.

(c)           If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking to exercise its Redemption Rights with respect to Offering Shares in excess of an aggregate of 15% of the Offering Shares without the consent of the Corporation, unless the Corporation waives such restriction with respect to a particular stockholder or “group.”

(d)           In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering (or 27 months if an Agreement in Principle Event has occurred), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholder(s) and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e)           If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall have the power to consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination (in addition to any other vote required by applicable law) and (ii) the Redemption Limitation is not exceeded.

(f)           If the Corporation conducts a tender offer pursuant to Article X, Section 2(b), the Corporation shall have the power to consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

3.           Distributions from the Trust Account.

(a)          A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Article X, Sections 2(a), 2(b), 2(d) or 6 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b)           Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c)           The exercise by a Public Stockholder of the Redemption Rights (and any withdrawal of any exercise of such rights) shall be conditioned on such Public Stockholder following the specific procedures for redemptions (or withdrawals, as applicable) set forth by the Corporation in any applicable tender offer or proxy materials sent to the Corporation’s Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

4.           Share Issuances. Subsequent to the issuance and sale of the Offering Shares and prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not have the power to issue any additional shares of Capital Stock that would entitle the holders thereof to receive funds from the Trust Account or vote pursuant to the Restated Certificate on any initial Business Combination or on any amendment to this Article X.

5.           No Transactions with Other Blank Check Companies. The Corporation shall not have the power to enter into an initial Business Combination solely with another blank check company or a similar company with nominal operations.

6.          Additional Redemption Rights. If, in accordance with Article X, Section 1(a), any amendment is made to this Restated Certificate that would modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering (or 27 months if an Agreement in Principle Event has occurred), or with respect to any other provision herein relating to stockholder’s rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity and implement such an amendment is subject to the Redemption Limitation. Each Public Stockholder that does not exercise its Redemption Rights under this Section 6 shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the applicable funds in the Trust Account pursuant to this Section 6. The exercise by a Public Stockholder of the Redemption Rights under this Section 6 (and any withdrawal of any exercise of such rights) shall be conditioned on such Public Stockholder following the specific procedures for redemptions (or withdrawals, as applicable) set forth by the Corporation in any applicable tender offer or proxy materials sent to the Corporation’s Public Stockholders relating to the proposed initial Business Combination.

7.           Minimum Value of Target. As long as the Corporation’s securities are listed on The Nasdaq Stock Market, the Corporation shall have the power to consummate an initial Business Combination only if such initial Business Combination is consummated with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount and taxes payable on interest earned on the trust account) at the time of signing a definitive agreement in connection with the initial Business Combination.

8.          Appointment and Removal of Directors. Notwithstanding any other provision in this Restated Certificate, prior to the consummation of the initial Business Combination, the holders of Series F Common Stock shall have the exclusive right to elect, remove and replace any director, and the holders of Series A Common Stock, Series B Common Stock, Series C Common Stock or Preferred Stock shall have no right to vote on the election, removal or replacement of any director (including, without limitation, by filling any vacancies on the Board of Directors resulting from death, resignation, removal or other cause and newly created directorships resulting from any increase in the number of directors on the Board of Directors). Notwithstanding any other provision in this Restated Certificate, any amendment to this Article X, Section 8 shall be effective solely upon approval by the affirmative vote of the holders of at least (i) a majority of the voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class, and (ii) a majority of the then outstanding shares of Series F Common Stock, voting or consenting as a separate class.

9.          Approval of Business Combination. Notwithstanding any other provision in this Restated Certificate, approval of the initial Business Combination shall require the affirmative vote of a majority of the Board, which must include a majority of the Corporation’s independent directors.

Article XI

CERTAIN BUSINESS OPPORTUNITIES

1.          Certain Acknowledgements; Definitions.

In recognition and anticipation that:

(a)           directors and officers of the Corporation may serve as directors, officers, employees and agents of any other corporation, company, partnership, association, firm or other entity, including, without limitation, current and former Subsidiaries and Affiliates of the Corporation and the Related Companies (“Other Entity”),

(b)           the Corporation, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage,

(c)           the Corporation may have an interest in the same areas of business opportunity as any Other Entity, and

(d)           the Corporation may engage in material business transactions with any Other Entity and its Affiliates, including, without limitation, receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its Affiliates, and that the Corporation and such Other Entity or one or more of their respective Subsidiaries or Affiliates may benefit from such transactions, and as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any directors or officers of the Corporation (including any such persons who are also directors, officers or employees of any Other Entity), be determined and delineated, as set forth herein, in respect of (x) any transactions between the Corporation and its Subsidiaries or Affiliates, on the one hand, and such Other Entity and its Subsidiaries or Affiliates, on the other hand, and (y) any potential transactions or matters that may be presented to officers or directors of the Corporation, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its Subsidiaries or Affiliates.

In recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with any Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its Subsidiaries of persons who may also serve from time to time as directors, officers or employees of any Other Entity, the provisions of this Article XI will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation in relation to such Other Entity and its Affiliates, and as such conduct and affairs may involve such Other Entity’s respective directors, officers or employees, and the powers, rights, duties and liabilities of the Corporation and its officers and directors in connection therewith and in connection with any potential business opportunities of the Corporation.

To the fullest extent permitted by law, any Person purchasing, receiving or otherwise becoming the owner of any shares of Capital Stock, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article XI. References in this Article XI to “directors,” “officers” or “employees” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

2.          Duties of Directors and Officers Regarding Potential Business Opportunities; No Liability for Certain Acts or Omissions.

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. If a director or officer of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries or Affiliates, in which the Corporation could, but for the provisions of this Article XI, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”):

(a)           such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation, or to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto),

(b)           such director or officer will not be liable to the Corporation or any of its Subsidiaries or any of its stockholders, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to or otherwise inform the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity or any matter relating thereto,

(c)           any Other Entity may engage or invest in, independently or with others, any such Potential Business Opportunity,

(d)          the Corporation shall not have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and

(e)           the Corporation shall have no interest or expectancy, and hereby specifically renounces any interest or expectancy, in any such Potential Business Opportunity, unless (for any of (a) through (d) above and this (e)) all of the following conditions are satisfied: (A) such Potential Business Opportunity was expressly offered to a director or officer of the Corporation solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation, (B) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (C) the director or officer has no fiduciary or contractual obligation to present the opportunity to any other Person.

3.          Amendment of Article XI.

No alteration, amendment or repeal of, or adoption of any provision inconsistent with, any provision of this Article XI will have any effect upon:

(a)           any agreement between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time,

(b)           any transaction entered into between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, before the Amendment Time,

(c)           the allocation of any business opportunity between the Corporation or any Subsidiary or Affiliate thereof and any Other Entity before the Amendment Time, or

(d)           any duty or obligation owed by any director or officer of the Corporation or any Subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

4.           Definitions for Article XI

For purposes of this Article XI, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such Person.

Article XII

MISCELLANEOUS

Section A

EXCLUSIVE FORUM

1. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court within the State of Delaware or, if no state court within the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner within the meaning of Section 13(d) of the Exchange Act) to bring (i) any derivative action, suit or proceeding brought or purportedly brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, stockholder, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, or any claim of aiding and abetting such breach, (iii) any action, suit or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL or this Restated Certificate or the Bylaws of the Corporation, (iv) any action to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws of the Corporation, (v) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, (vi) any action, suit, or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (vii) any action, suit or proceeding asserting an “internal corporate claim” as defined in Section 115 of the DGCL; in all cases, subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The choice of forum provision set forth in this Article XII, Section A.1 does not apply to any actions arising under the Securities Act or the Exchange Act.

2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

3. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of Capital Stock shall be deemed to have notice of and consented to the provisions of this Article XII, Section A and personal jurisdiction and venue (x) in any state or federal court located within the State of Delaware for any action or proceeding set forth above in clauses (i) to (vii) of Article XII, Section A.1 and (y) in any federal court of the United States of America for any complaint set forth in Article XII, Section A.2.

4. If any action the subject matter of which is within the scope of this Article XII, Section A is filed in a court other than the courts set forth in Article XII, Section A.1 or Section A.2, as applicable (a “Foreign Action”), in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state courts located within the State of Delaware and the federal courts of the United States of America, as applicable, in connection with any action brought in any such court to enforce this Article XII, Section A (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section B

SEVERABILITY

If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law (1) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any sentence of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby and (2) the provisions of this Restated Certificate (including, without limitation, each portion of any sentence of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.

Section C

APPLICATION OF DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this 21st day of January, 2021.

LIBERTY MEDIA ACQUISITION CORPORATION

By:	/s/ Craig Troyer
Name:	Craig Troyer
Title:	Senior Vice President and Assistant Secretary

[Signature Page to Amendment and Restated Certificate of Incorporation]